EXHIBIT 11
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		       DIGITRAN SYSTEMS, INCORPORATED
	      STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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					Three months ended                      Three months ended
					 on July 31, 1996                        on July 31, 1995
				    PRIMARY        FULLY DILUTED           PRIMARY         FULLY DILUTED
Net Income (loss)                 $ (751,651)       $ (751,651)          $ (572,770)        $ (572,770)
Less: dividends on convertible
  preferred stock                 $      -          $      -             $      -           $      -
Net Income (loss) applicable to
     common stock                 $ (751,651)       $ (751,651)          $ (572,770)        $ (572,770)

Common Stock:
  Shares outstanding from
   beginning of period             10,282,069        10,282,069           9,408,383          9,408,383

  Weighted average shares
   issued during the period               -                 -                   -                  -

  Weighted average shares
   outstanding during the period   10,282,069        10,282,069           9,408,383          9,408,383


Common stock equivalents
computed using the Treasury
Stock method:

  $.50 options (1)                    120,000           120,000             120,000            120,000
  $2.00 options (1)                    10,000            10,000              10,000             10,000
  Other options (1) (2)             1,255,000         1,255,000             450,000            450,000

  Proceeds from exercise (1)      $       -         $       -            $      -           $      -
  Average price the for period            n/a               n/a                 n/a                n/a
  Shares repurchased                      -                 -                   -                  -
    Net shares outstanding from
     options exercised                    -                 -                   -                  -

Common stock and common stock
equivalents outstanding            10,282,069        10,282,069           9,408,383          9,408,383

Convertible preferred stock
  Weighted average equivalent
   shares outstanding during
   the period                                           743,390                                915,700

All dilutive contingent shares                       11,025,459                             10,324,083

Earnings per common share and
common share equivalents          $    (0.07)                             $    (0.06)

Earnings per common share--
  assuming full dilution                                    n/a                                    n/a

(1) Options would be antidilutive on EPS for both periods due to net losses in those periods
(2) No FMV available. See April 30, 1996 10-KSB, Note 17 in "ITEM 7 - FINANCIAL STATEMENTS"

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